                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 12

                             NATIONAL-OILWELL, INC.
         COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                                                   FISCAL YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------
($000's)                                              2002        2001       2000        1999        1998
                                                    --------    --------    -------    --------    --------
Earnings before Income Taxes                        $112,465    $168,017    $27,037    $(14,859)   $125,021

Fixed Charges:
--------------
Interest Expense                                    $ 24,136    $ 22,873    $17,298    $ 14,083    $ 13,106
Amortization of Debt Issuance Costs                      634         481      1,281         191         181
Interest Portion of Rental Expense                     3,180       2,844      1,897       2,151       1,545
Total Fixed Charges                                 $ 27,950    $ 26,198    $20,476    $ 16,425    $ 14,832

Ratio of Earnings to Fixed Charges                       5.0         7.4        2.3         0.1         9.4